Filed Pursuant to Rule 424(b)(5)
                                            Registration Statement No. 333-45129


                                2,019,182 shares

                              HEILIG-MEYERS COMPANY

                                  COMMON STOCK

         This Prospectus relates to 2,019,182 shares (the "Shares") of common stock, $2 par value per share (the "Common Stock") of Heilig-Meyers Company (the "Company"), which may be offered from time to time by the selling stockholders named herein (the "Selling Stockholders"). The Common Stock is listed on the New York Stock Exchange (the "NYSE") and the Pacific Exchange, Inc. (the "PE") under the trading symbol "HMY." On February 23, 1998 the last reported sale price of the Common Stock on the New York Stock Exchange was $15 3/4 per share.

         The Selling Stockholders have advised the Company that the Shares may be sold from time to time in transactions on the NYSE or PE or in negotiated transactions, in each case at prices satisfactory to the Selling Stockholders. (See "Plan of Distribution.")


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                        REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.


                The date of this Prospectus is February 24, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60606; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Company's common stock is listed on the New York and Pacific Exchanges, and such material may also be inspected at the offices of the New York Stock Exchange, 20 Broad
Street, New York, New York 10005 and the Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

         The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus constitutes a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by the Company are hereby incorporated by reference into this Prospectus:

          (a) the annual report on Form 10-K for the fiscal year ended February 28, 1997;
          (b) the annual report on Form 10-K/A, Amendment No. 1, for the fiscal year ended February 28, 1997;
          (c) the quarterly report on Form 10-Q for the quarterly periods ended May 31, 1997, August 31, 1997 and November 30, 1997;
          (d) the quarterly report on Form 10-Q/A, Amendment No. 1, for the quarterly period ended May 31, 1997;
          (e) the current reports on Form 8-K dated April 10, 1997, July 17, 1997, August 7, 1997, August 13, 1997, December 24, 1997 and
               February 11, 1998;
          (f)  the current report on Form 8-K/A dated February 24, 1997;
          (g) the description of the Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on April 26, 1983 (File No. 1-8484), as amended by amendments on Form 8, filed with the Commission on April 9, 1985, February 23, 1988, September 20, 1989, July 31, 1990, August 6, 1992, July 28, 1994 and February
               19, 1998, respectively (File No. 1-8484); and
          (h) the description of the Rights to Purchase Preferred Stock, Series A contained in the Registration Statement on Form 8-A filed with the Commission on February 19, 1998 (File No. 1-8484).

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to Heilig- Meyers Company, 12560 West Creek Parkway, Richmond, Virginia 23238; Attention: Paige H. Wilson, Secretary, telephone (804) 784-7500.

                              HEILIG-MEYERS COMPANY

                                    BUSINESS


General

         The Company is the nation's largest publicly held specialty retailer of home furnishings with 1,189 stores (as of December 31, 1997) in 38 states, Washington, D.C. and Puerto Rico. The Company currently operates stores under five formats. The "Heilig-Meyers" name is associated with the Company's historical format with a majority of the stores operating in smaller markets with a broad line of merchandise. The Company's Heilig-Meyers stores are primarily located in small towns and rural markets in the Southeast, Southcentral, Midwest, West, Northwest and Southwest of the continental United States. All of the Company's Puerto Rico stores operate under the "Berrios" name. The Berrios format is similar to the format used by the stores operated under the "Heilig-Meyers" name. The "Rhodes" name is used for the 100 stores operated by Rhodes, Inc., which was acquired by the Company on December 31, 1996. The Rhodes retailing strategy is selling quality furniture to a broad base of middle income customers. The Rhodes stores are primarily located in the midsized markets and metropolitan areas of 14 southern, midwestern and western states. "The RoomStore" name and format is utilized for 23 stores in Texas, Washington and Oregon, 10 of which were acquired in February 1997, 8 of which were converted from former Rhodes stores and 5 of which were converted from former Heilig-Meyers stores. Stores using The RoomStore format display and sell furniture in complete room packages, which are arranged by professional designers and sell at a value if purchased as a group. The "Mattress Discounters" name is used for 171 retail bedding stores acquired in July 1997. The Mattress Discounters stores are located in ten states and Washington, D.C. The "Bedding Experts" name is used for 54 retail bedding stores acquired in January 1998. The Bedding Experts stores are located in Illinois, Indiana, Wisconsin and South Dakota. As a result of the acquisition of Rhodes, The RoomStore and Mattress Discounters, the Company now has the ability to expand by matching operating formats to markets with appropriate demographic and competitive factors. The Company expects to expand these formats as appropriate markets are identified.

         The Company's executive offices are located at 12560 West Creek Parkway, Richmond, Virginia 23238. The telephone number is (804) 784-7500.


                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information as of the date of this Prospectus with respect to shares of Common Stock owned by the Selling Stockholders which are covered by this Prospectus. The number of shares of Common Stock offered pursuant to this Prospectus for the account of the Selling Stockholders equals the total number of shares of Common Stock owned by the Selling Stockholders as of the date of this Prospectus. No Selling Stockholder owns one percent or more of the outstanding Common Stock.

                                Common Stock Ownership
                                Prior to The Offering

    Name of Selling Stockholder                                   Number(1)
    ---------------------------                                   ---------

         Robert J. D'Amico                                        1,009,591


         Joseph Graziano                                          1,009,591


--------------------

         1. Includes shares placed in escrow (100,959 shares by each of Mr. D'Amico and Mr. Graziano), which are being held to secure certain indemnification obligations of Messrs. D'Amico and Graziano with respect to representations and warranties made by The Bedding Experts, Inc., an Illinois corporation ("Bedding Experts") in connection with its acquisition by the Company.



         In connection with the merger of Bedding Experts with a wholly-owned subsidiary of the Company, Mr. D'Amico entered an employment agreement pursuant to which he will serve as Regional Vice President of Bedding Experts for an initial term ending February 28, 2000, with automatic annual one-year extensions thereafter, unless either party notifies the other at least five months in advance that it does not wish to extend the term. Mr. D'Amico's annual salary is initially $175,000, which will be reviewed on an annual basis and may be increased, but not decreased.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders have advised the Company that they may offer Shares from time to time depending on market conditions and other factors, in one or more transactions on the NYSE, PE or other national securities exchanges on which the Shares are traded, or in negotiated transactions, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. Sales of Shares may involve (i) block transactions in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus, (iii) ordinary brokerage transactions and transactions in which a broker solicits purchasers and (iv) privately negotiated transactions. To the extent required, this Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with the distribution of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Common Stock in the course of hedging the position they assume with the Selling Stockholders. The Selling Stockholders may also sell the Common Stock short and redeliver the Shares to close out such short positions. The Selling Stockholder may also enter into option or other transactions with broker-dealers which require delivery to such broker-dealer of Shares offered hereby, which Shares such broker-dealer may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge shares to a broker-dealer and, upon a default, such broker-dealer may effect sales of the pledged shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         Brokers and dealers may receive compensation in the form of concessions or commissions from the Selling Stockholders and/or purchasers of Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders and any broker or dealer that participates in the distribution of Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares positioned by a broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Company has advised the Selling Stockholders that Regulation M under the Exchange Act may apply to sales of Shares and to the activities of the Selling Stockholders or broker-dealers in connection therewith.

         Pursuant to the Registration Rights Agreement, dated as of January 2, 1998, by and among the Company and the Selling Stockholders (the "Registration Rights Agreement"), the Company will pay registration expenses in connection with the registration of the Shares. The Selling Stockholders and the Company have agreed to indemnify each other against certain civil liabilities, including certain liabilities under the Securities Act.

                             VALIDITY OF SECURITIES

         The validity of the Shares to which this Prospectus relates will be passed upon for the Company by McGuire, Woods, Battle & Boothe LLP, Richmond, Virginia, which serves as general counsel to the Company. As of January 28, 1998, partners and associates of McGuire, Woods, Battle & Boothe LLP, who performed services in connection with the offering made by this Prospectus, owned of record and beneficially 2,574 shares of Common Stock. Robert L. Burrus, Jr., a director of the Company, is a partner of that firm.

                                     EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

         The consolidated financial statements of Rhodes, Inc. as of February 29, 1996 and February 28, 1995 and for the three years ended February 29, 1996 incorporated by reference in this Prospectus from the Company's current report on Form 8-K/A dated February 24, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.

         The financial statements of the Weberg Division (a division of Weberg Enterprises, Inc., which was acquired by Rhodes, Inc. on November 1, 1995) as of December 1994 and for the year then ended incorporated in this Prospectus by reference from the Company's current report on Form 8-K/A dated February 24, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report with respect thereto and are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.